UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Lindblad Expeditions Holdings, Inc.
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SUPPLEMENT TO PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2024

Dear Stockholders:

We, the Board of Directors (the “Board”) of Lindblad Expeditions Holdings, Inc. (the “Company”), are writing to provide you with additional information related to management’s proposals, including the nominations for director re-elections, at the upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”). Specifically, we are providing information regarding our commitment to ensuring the Board is composed of directors that bring diverse perspectives and backgrounds to the Board and have strategically aligned and complementary skills to meet the needs of our business. Additionally, the Company wishes to provide some additional information about its compensation for named executive officers.

BOARD COMMITMENT TO APPOINT RACIALLY, ETHNICALLY AND/OR ADDITIONAL GENDER DIVERSE DIRECTORS

Our Board, through the Nominating Committee of the Board, is committed to identifying and retaining strong directors who bring strategic skills and perspectives to the Board and reflect diverse backgrounds and viewpoints. Through our Nominating Committee, we recognize our responsibility to ensure that nominees for the Board possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of the Company and its stockholders. We continually assess the performance and composition of our Board, and regularly review the skills, experience and attributes represented by our Board members. We highly value all aspects of diversity on our Board, including racial, ethnic, and gender diversity. Our strong Board, which reflects directors with skills and expertise relevant to our unique business, is the product of the strides we have made to ensure our Board membership reflects the evolving needs of our business, our stockholders and our other stakeholders. Furthermore, we are proud to have two strong women directors on our Board and one director who identifies as LGBTQ+, but we know that we can do more in furtherance of our commitment to a strong and diverse Board, including identifying and appointing racially and/or ethnically diverse directors, as well as additional women directors, where the opportunity arises.

In furtherance of the above, in January 2024, the Company retained a highly regarded independent search firm specializing in identifying and recruiting prospective diverse board members, to begin a search for a new independent director with relevant skills and industry experience, who could also add racial, ethnic and/or additional gender diversity to the Board. We have been actively interviewing candidates, and we fully expect to appoint an additional diverse director by the end of this year.

We currently fully comply with the Nasdaq diversity rules which require one gender, LGBTQ+, racially or ethnically diverse director. The Board is committed to remaining compliant with the additional requirements of the Nasdaq diversity rules, which require two diverse directors by December 31, 2026.

In connection with our commitment to identify and appoint additional diverse directors, we recommend that stockholders vote FOR Proposal No. 1 to re-elect all nominees, including the current Chair of the Nominating Committee, Mark D. Ein, as Class C Directors of the Company.

ADDITIONAL INFORMATION ON SAY-ON-PAY RECOMMENDATIONS FROM PROXY ADVISORS

In 2023, our founder, Sven-Olof Lindblad, returned to the role of CEO with a total compensation package significantly below the compensation packages of our peers’ CEOs. In connection with Mr. Lindblad’s appointment as CEO, the Compensation Committee of the Board deemed it appropriate to provide Mr. Lindblad with a one-time sign-on equity award in light of his prior experience as the Company’s founder and CEO and to incentivize Mr. Lindblad to further maximize stockholder value and align his interests to those of the stockholders of the Company. This was by far the largest element of Mr. Lindblad’s total compensation package.

Prior to Mr. Lindblad’s appointment, Dolf Berle served as the Company’s CEO. To the extent there was any perceived misalignment with respect to Mr. Berle’s compensation as CEO and the Company’s performance, we note that Mr. Berle commenced his time as CEO during the Covid-19 pandemic when our operations were shut down. However, going forward with Mr. Lindblad as our current CEO, we believe Mr. Lindblad’s compensation package is appropriate and aligned with stockholder value at this important time for our business. The Company understands the importance of aligning pay with performance, and as discussed in our proxy statement for the Annual Meeting, a significant portion of total compensation for our named executive officers is variable and tied to performance-based annual bonuses and performance-based equity incentive awards.

In future years (beginning with equity awards granted in 2025) the Company intends to continue to work with our independent compensation consultant, Frederic W. Cook & Co., to evaluate performance-based compensation and make appropriate changes.

It is the Company’s commitment going forward to continue to evaluate our pay practices for our named executive officers with performance. The Company is also committed to providing transparency around its decisions regarding its pay practices and will continue to be open to engagement with stockholders on these matters.

In light of the foregoing, we recommend that stockholders vote FOR Proposal No. 2, the advisory resolution on executive compensation.

The Annual Meeting will be held virtually on Tuesday, June 4, 2024 at 10:00 AM EDT. This proxy statement supplement, dated May 30, 2024, supplements the Company’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission on April 25, 2024, in relation to the Annual Meeting (the “Proxy Statement”). Copies of the Proxy Statement and our other proxy materials are available at http://www.viewproxy.com/Lindblad/2024. We urge you to read the Proxy Statement in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Thank you for your consideration of our recommendations. You can find additional information regarding our directors, governance and pay practices in the Proxy Statement. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,

The Board of Directors

Lindblad Expeditions Holdings, Inc.

May 30, 2024